JAMS ARBITRATION NUMBER 1210026747

XCORPOREAL, INC.,

Claimant,

And

NATIONAL QUALITY CARE, INC.,

Respondent.

NATIONAL QUALITY CARE, INC.,

Counter Claimant,

And

XCORPOREAL, INC., TERREN PEIZER.
VICTOR GURA,

Counter Respondents.

VICTOR GURA,

Third Party Claimant,

And

NATIONAL QUALITY CARE, INC.,

Third Party Respondent.

PARTIAL FINAL AWARD

(April 13, 2009)

Introduction. This arbitration presents for resolution disputes between and among claimants and counter respondents Xcorporeal, Inc. and Terren Peizer, respondent, counterclaimant and third party respondent National Quality Care, Inc. (National), and counter-respondent and third party claimant Dr. Victor Gura, concerning transactions aimed at commercial exploitation of a Wearable Artificial Kidney (WAK) and related technology invented by Dr. Gura.

The dispute is arbitrable under the arbitration clause in the Merger Agreement discussed below (the clause is quoted verbatim.)

Two interim awards and several related orders have been issued heretofore. The present Partial Final Award resolves the remaining issues currently pending for decision in the case. (It is unusually lengthy because it integrates the prior statements of reasons and interim awards and orders in this long running and complex dispute.)

First Interim Award.

The First Interim Award was entered June 6, 2008, following a plenary arbitration hearing held over 13 days from February 11 through 29, 2008. James Turken and Chanda Hinman appeared for Xcorporeal and Peizer, John Hersey, and Scott Lieberman appeared for Dr. Gura, and William Chertok, Christopher Dueringer and Rosario Vizzie appeared for National. Testimony was taken from a number of witnesses, including Robert Snukal, Sheila Snukal, Edmond Rambod, John Kirkland, Dan Goldberger, Terren Peizer, Victor Gura, Mercedes Bin, Jeffrey Berg, Leonardo Berezovsky, Stuart Singer, Gerald Mossinghoff, Maryellen Sebold, Barbara Luna, Lawrence Pretty, and Lee Petillon. Several hundred documents were received, and pre and post trial briefs were filed, the last of these on April 30, 2008. The arbitrator requested and each party assented to a brief extension of the deadline for issuance of this Interim Award, to June 13, 2008.

The first interim award included the following statement of reasons.

Statement Of Facts And Proceedings. The story begins with Dr. Gura and National. Prior to the events relevant here, National, through a division or subsidiary called Los Angeles Community Dialysis Center, operated a dialysis clinic for patients with kidney disease. Dialysis is the medical process in which the blood of patients whose kidneys are not functioning (end stage renal disease or ESRD) is circulated through an apparatus and cleansed. Dr. Gura, a highly qualified nephrologist (specialist in kidney disease) was founder of the dialysis center, and principal owner of National.

Sometime before the events in dispute, Dr Gura began work on the WAK. This device holds great promise for kidney patients. It is worn on the patient's person and performs the cleansing operation continuously, at low circulation rates. And it does so in the patient's home, or wherever the patient may be. By comparison, conventional dialysis machines are available to patients only in centers, which the patient visits two to three times per week for several hours. Not only is this inconvenient. Over the interval between visits the patient's blood grows polluted, causing substantial fatigue and discomfort. Also, the WAK technology may be adapted for other diseases, such as congestive heart failure.

By late 2005 and early 2006, National was in financial straits, unable to pay its payroll taxes. Robert Snukal, brought in by Gura to attempt to solve the financial problem, had not succeeded, and another solution was needed. Terren Peizer, a venture capitalist, was introduced to National, and negotiations began toward the end of finding a mutually agreeable basis for Peizer to raise money for National.

In the early negotiations the parties expressed transaction objectives that were at least partially in conflict. Peizer contends he proposed a prompt merger, but National's principals felt this could not be accomplished fast enough. So they proposed a license agreement. National says Peizer first proposed the license, and that National at all times rejected a license and insisted that in any transaction it must retain an equity interest in the WAK technology it had developed. Peizer rejoins that he could not raise the capital which was the central object of the transaction if the prospective investors knew that transfer of an interest in the WAK technology was contingent or uncertain.

The negotiations spanned a period of months, and each side was represented by counsel. Jeffrey Berg and Stuart Singer, of the national law firm Jenkins & Gilchrist represented National. John Kirkland, then of Greenberg Traurig, represented Peizer and Xcorporeal, the entity eventually formed to implement the transaction. A number of drafts were exchanged and, as Xcorporeal has repeatedly pointed out, the agreements were extensively negotiated, with counsel on both sides centrally involved. Two agreements finally were signed on August 6, 2006, the Merger Agreement and the License Agreement [both contained in Ex. 199]. The effective date stated in each was September 1, 2006.

The crucial question in the case is the whether the license granted to Xcorporeal under the License Agreement was temporary and revocable if the merger was not consummated. The answer is found primarily in the rather elaborate texts of the two Agreements, and accordingly, the chronological narrative is interrupted here to set out the numerous provisions of the two Agreements which are the key to resolving the central question (the italics are by the arbitrator and are intended to highlight the critical language.)

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Merger Agreement.

"RECITALS

"A.     This Agreement contemplates a reverse triangular merger ...

"B.     This Agreement further contemplates that... [if] the merger transaction does not close, Company [National] may assign its Technology to Shell [Xcorporeal] in consideration of Shell Shares.

"C.     The Closing of the transactions contemplated by this Agreement are subject to the filing and effectiveness of a Registration Statement and Information Statements as set forth herein.

"D.     At the Closing, either the Company Stockholders will receive Shell Shares in exchange for their Company Shares, and the Company will become a wholly-owned Subsidiary of Shell, or the Company will receive Shell Shares in consideration of the Technology Transaction.

"1.     Basic Transaction.

"A.     Merger. ... subject to the terms and conditions of this Agreement, Merger Subsidiary will merge with and into Company (the “Merger”) ....

"B.     Technology Transaction. If the Merger is terminated before the Closing ... in accordance with Section 6.A, the Closing of the Technology Transaction shall proceed in accordance with Section 6.B.

"D.     Closing. The closing of one of the two mutually exclusive transactions contemplated by this Agreement, either in the form of the Merger or the Technology Transaction, will take place as soon as practical... following the satisfaction or waiver of all conditions to the obligations of the Parties ...

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"6.      Termination of Merger Transaction.

"A.     Termination. Any of the Parties may terminate the Merger Transaction ... only as provided in this Section 6.A below:

"(1)    Shell [Xcorporeal] may terminate the Merger Transaction by giving written notice to Company within ninety (90) days following the date of this Agreement if Shell is not reasonably satisfied with the results of its due diligence regarding the Company.

"(2)    Shell may terminate the Merger Transaction by giving written notice to Company at any time prior to the Closing of the Merger in the event of an Uncured Breach by Company.

"(3)    Company may terminate the Merger Transaction by giving written notice to Shell and Merger Subsidiary at any time prior to the Closing of the Merger in the event of an Uncured Breach by Shell or Merger Subsidiary.

"(4)    Company may terminate the Merger Transaction if the Closing of the Merger shall not have been consummated on or before December 1, 2006, and either Party may terminate the Merger Transaction if the Closing of the Merger shall not have been consummated on or before close of business on Friday, December 29, 2006; provided, however, that the right to terminate the Merger Transaction under this Section 6.A(4) shall not be available to any party whose Uncured Breach has been the cause of, or resulted in, the failure of the Closing of the Merger to have been consummated on or before such date. For the avoidance of doubt, notwithstanding any other provision of this Agreement, under no circumstances, other than as caused by its own Uncured Breach, will Shell have any obligation to issue or deliver any Shell Shares after December 31, 2006, unless the Parties mutually agree to extend such date.

"B.     Effect of Termination. If the Merger Transaction is terminated

"(1)    Company shall absolutely, unconditionally, validly and irrevocably sell, transfer, grant and assign to Shell all of the Technology ... (the “Technology Transaction”);

"(2)    At the Closing of the Technology Transaction and in consideration of the transfer provided for in Section 6.B(2)(a). Shell shall deliver to Company validly issued, fully paid and non-assessable Shell Shares in one of the following amounts:

"(i)     If notice of termination is given pursuant to Section 6(A)(2)[Xcorporeal terminates for breach] or (4) [either side terminates for 12/1/06 or 12/29/06 deadlines] .... 9,600,000 Shell Shares; or

"(ii)    If notice of termination is given pursuant to Section 6(A)(l)[Xcorporeal unsatisfied with due diligence], (3)[National terminates for breach] or (5)[governmental action] ... 12,480,000 Shell Shares;

"Provided, however, that if the total number of Shell Shares outstanding as of the date of this Agreement is other than ... 10,400,000, the number of Shell Shares provided for in this Section 6.B(2) will be proportionately adjusted in accordance with the Conversion Ratio as set forth in Section 1.F(5)(a) [total aggregate share of Xcorporeal stock received by National shareholders equals 48%] ; and

"Provided, further, that if it is later determined by an arbitrator or court of competent jurisdiction that a notice of termination was improper, or that the Agreement was terminated on a different basis or pursuant to a different provision, the number of Shell Shares to be issued pursuant to this Section 6.B(2) will be retroactively adjusted to the correct number pursuant to one of the foregoing subsections, and any difference between the Shell Shares issued and the Shell Shares determined to be correct will be issued or returned for cancellation by the appropriate Party to the other within ninety (90) days of any such final determination; and

"(3)    Except for the provisions of Sections 1 [definitions], 7 [reps and warranties] and 8 [indemnification] of the License Agreement, which shall remain in full force and effect and be deemed incorporated herein by reference, the License Agreement shall thereafter be terminated and be of no further force or effect whatsoever."

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"7.      Definitions.

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“Merger Documents” means this Agreement, the Affiliate Agreements, the Voting Agreements, the Registration Statement, the Company Statement, the Shell Statement, the AADP Agreement, all SEC filings, all filings made pursuant to applicable state securities laws, and any other documents executed or filed in connection with the transactions contemplated herein (but excluding the License Agreement).

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"8.     General

"G.     Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, shall be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. The expenses of arbitration, the reasonable fees and costs of legal counsel, experts, and evidence shall be awarded to the prevailing party. Any interim or final award of the arbitrator may be entered in any court of competent jurisdiction.

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"J.      Attorneys’ Fees. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorney’s fees and costs incurred in connection therewith, including on appeal therefrom.

****.

"O.     Termination of Agreement. Any of the Parties may jointly terminate this Agreement ... by mutual written consent at any time prior to the Closing.

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"Q.     Entire Agreement. This Agreement, including the attached Exhibits and documents referred to herein, constitutes the entire agreement among the Parties, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral. Neither party has relied upon any promise, representation or undertaking not expressly set forth herein. To the extent that there is any conflict between any provision in this Agreement and any provision in any other agreement to which the Parties are also parties, the provision of this Agreement shall govern.”

The Merger Agreement required, among the conditions to Xcorporeal's obligation to close, that National have executed the License Agreement. (Merger Agreement, Par. 2A(16.)

The Merger Agreement further specified a number of conditions National had to meet before Xcorporeal was obliged to close the merger. Some but not all of these also applied to the Technology Transaction. These latter included:

—National's representations and warranties remained materially true (par2A(l)

—National will have performed all covenants under agreement (2A(2)

—No judgments, decrees, injunctions preventing transaction (2A(3)

—National has given certificate that preceding three conditions are met (2A(4)

—National has delivered an opinion in form of Exhibit H (2A6)

—20 calendar days have passed since a Company Information Statement and Xcorporeal Information Statement have been filed with SEC and transmitted to record holders of National shares (2A7, 8)

Additional conditions were satisfied at or near the time the Merger Agreement was entered, i.e., the License Agreement was signed (2A16).

National made numerous warranties and representations (par. 4 of Merger Agreement, pp 14-21), but only two were called into question by Xcorporeal during the hearings:

—Compliance with laws, 4Q

—Ownership of intellectual property, 4Z

License Agreement. The key provisions are as follows:

"2.      grant of exclusive license. ... licensor [national] grants to licensee [xcorporeal]... the sole and exclusive license to use ...and ... exploit the Technology ... [the "Technology" was defined to include, among other things, all intellectual property, patents, and know how related to the WAK]

"3.      License Fees, Reports And Records.

"             A.       License Fees.

(1)      During the Term of this Agreement, Licensee [Xcorporeal] shall pay to Licensor [National] a license fee of seven percent (7.0%) of Net Sales (the “Royalty”); provided, however, that Licensee shall pay to Licensor a minimum aggregate annual Royalty of two hundred fifty thousand dollars ($250,000.00) (the “Minimum Royalty”) ....

"(2)    Notwithstanding the foregoing Section 3(A)(1), in the event that the Merger Agreement of even date herewith ... is terminated pursuant to Section 6(A) thereof, the Royalty pursuant to this Agreement will thereafter be [6.5%, 7.5% or 8.5%, depending on the ground for termination] ...

"4.      Term.

"A.     Term. ... the License granted hereby shall... remain in full force and effect for ... (99) years .....

"B.     Termination. Either Party shall have the right to terminate this Agreement: [grounds detailed].

******

This completes the summary of key terms of the Agreements, and the summary chronological narrative is resumed.

On November 30, Xcorporeal wrote National [Ex. 309] asserting a list of alleged defaults by National, including:

—defects in intellectual property,

—an illegal grant by National of stock options to Matthias & Berg, National's counsel;

—inadequacy of National's internal controls and procedures, and failure of National to make required evaluations of the same;

—false and misleading public statements.

Xcorporeal's letter asserted that these items all constituted breaches of National's representations and warranties, and demanded that National cure.

The next day, December 1, 2006, prior to the contractual deadline for Closing, Xcorporeal filed its demand commencing the present arbitration [Ex. 588]. The demand sought a declaratory award "enforcing the License Agreement." The demand advanced the same theory now before the tribunal: that the Merger Agreement is terminated, the Technology Transfer transaction abandoned, and the License Agreement is a "standalone" agreement which survives the failed merger and technology transfer.

On December 2 National responded by letter [Ex. 315] denying that it was in breach and asserting that Xcorporeal itself was in breach because it had failed to prepare the Registration Statement needed for the merger transaction, as required by paragraph 3C(2) of the Merger Agreement.

Extensive evidence was presented by both sides challenging and defending the various claims of default, each side against the other, including expert testimony from patent lawyers and lawyers expert in merger due diligence. Well credentialed and plausible experts testified on both sides of these questions.

No writing was put forth in which National requested or demanded that Xcorporeal proceed with the Technology Transaction. But, around Christmas, according to Mr. Snukal, he had a one-on-one phone conversation with Mr. Peizer, in which Peizer said Xcorporeal intended to proceed under the License Agreement. In response, Snukal testified he said that if there was to be no merger, then the parties must proceed with the Technology Transaction.

On December 29 National wrote again [Ex 384], this time terminating the Merger Agreement "and all other transactions contemplated by the Merger Agreement or the License Agreement." National invoked paragraph 6A(3) of the Merger Agreement (termination for Xcorporeal's uncured breach).

Xcorporeal responded with its letter of January 2, 2007 stating that it was consenting to the termination under paragraph 8O of the Merger Agreement, and in the alternative that the Merger Agreement had expired because the December 31 final deadline for transfer of shares (Par. 6A((4) had passed.

No Closing has occurred to date. National did not transfer nor offer to transfer its technology to Xcorporeal. Instead, National took steps to prevent Xcorporeal's continuing use or development of the Technology.

Shortly before the hearings began, National brought a motion pointing out that in August 2007 Xcorporeal went through another merger transaction. The transaction is described in the arbitrator's order of January 21, 2008 as follows:

"In August 2007, Xcorp announced the following merger transaction, which is summarized in the publicly available form 10Q filed with the SEC (and in the diagram made Exhibit A hereto.) In the transaction, consummated October 12, 2007, Old Xcorp was merged into a newly-formed corporation called Xcorporeal Acquisitions, Inc. (Acquisitions), a wholly-owned "merger subsidiary" of CT Holdings, Enterprises, Inc. (CT). Acquisitions was then renamed Xcorporeal Operations, Inc., (Operations) and CT was renamed Xcorporeal, Inc. (New Xcorp). Holders of Old Xcorp stock gave it up and received New Xcorp stock in exchange. Respondent Terren Peizer owned 67% of the shares of Old Xcorp and received approximately the same percentage of CT shares (a minority of CT/New Xcorp shares were publicly owned) and is the controlling shareholder of New Xcorp. All shareholders of Old Xcorp are now shareholders of New Xcorp., and all board members of Old Xcorp are now board members of New Xcorp. But, New Xcorp (unlike Old Xcorp) is a company whose shares are publicly traded, and it has 2,000 public shareholders." National's motion sought to add New Xcorp as a party to this arbitration.

National asserted that it wasn't clear whether Operations or New Xcorp held the Technology and/or the funds raised by Peizer to underwrite development of the WAK. National argued, further, that if specific performance were granted in the arbitration, it might be necessary to order issuance of New Xcorp shares to National.

The arbitrator denied this motion, noting that National up to that point had not asserted claims for specific performance, instead seeking to unwind the transaction. The arbitrator also noted that addition of New Xcorp might lead to an undesirable long continuance of the hearing. Finally, the arbitrator said:

" ... even if National had a credible argument that New Xcorp needs to be a party in order for complete relief to be obtained, New Xcorp's presence as a party isn't required to resolve the underlying case. New Xcorp's liability, if any, is wholly derivative, and depends on events in summer and fall of 2007, long after this litigation commenced. If National prevails at trial, and if it abandons its request to unwind the deal, and instead seeks some relief which it can demonstrate requires and justifies an order against New Corp, and supplies a basis for arbitral jurisdiction, it can seek such relief at that time."

Analysis. As noted above, Xcorporeal's demand for arbitration seeks a declaration that the Licensing Agreement is binding and prospectively enforceable against National and Gura and that the Merger and Technology Transaction have been properly terminated.

National counterclaims against Xcorporeal for breach of the Merger Agreement, seeking in the alternative damages or specific performance of the Technology Transaction. National further asserts that Peizer and Xcorporeal induced National to enter the Merger Agreement and License Agreement by fraud. National also presses a series of tort claims for breach of confidentiality agreements, conversion, intentional interference with contract, misappropriation of trade secrets etc. Dr. Gura asserts a counterclaim for breach of his employment agreement.

Contract Claims. The core dispute is whether the Merger Agreement is dead and the License Agreement prospectively enforceable.

As a starting point, there is no dispute that National purported to terminate the Merger Agreement pursuant to paragraph 6A, and that soon thereafter Xcorporeal announced that it assented to termination, citing paragraph 8O.

Despite the lengthy negotiation, and the extensive involvement of lawyers, the transaction documents are materially in conflict as to the consequences that flow from the termination.

On the one hand, the License Agreement purports to grant a 99 year license. Nowhere does it state that it is temporary, or will expire on termination of the Merger Agreement. On the contrary, it expressly provides that termination under paragraph 6A of the Merger Agreement will simply result in an adjustment of the royalty rate. The License Agreement doesn't even mention the Technology Transfer.

On the other hand, the Merger Agreement mandates that termination under 6A shall result in the Technology Transfer, which entitles National to an equity share in Xcorporeal, not a merger, and which extinguishes the License Agreement both expressly (Merger Agreement, par. 6B(3)) and by operation of law (the Technology Transfer merges the interests in all of the Technology of the licensor, National, and the licensee, Xcorporeal.)

But, the conflict between the Merger Agreement and License Agreement concerning the consequences of termination of the Merger Agreement is addressed and resolved in the Merger Agreement:

"To the extent that there is any conflict between any provision in this [Merger] Agreement and any provision in any other agreement to which the Parties are also parties, the provision of this Agreement shall govern.” (par. 8Q)

In short, the Merger Agreement trumps the License Agreement. Xcorporeal's only answer to this is paragraph 7 of the Merger Agreement, which defines "Merger Documents," and excludes the License Agreement from this definition. But this exclusion neither undermines nor even addresses the supremacy of the Merger Agreement established in 8Q of that Agreement.

Under paragraph 6B3 of the Merger Agreement, the License Agreement terminated upon termination of the merger, and the Technology Transaction was required to proceed. Further support for this conclusion is found in the Merger Agreement's reference to "one of the two mutually exclusive transactions contemplated by this Agreement, either in the form of the Merger or the Technology Transaction. (Par. 1D.)" Also, paragraph 6 repeatedly refers to termination of the "Merger Transaction," but not the Technology Transaction, and then states in mandatory language that the latter shall proceed if the former is terminated.

Xcorporeal argues that enforcement of the License Agreement in perpetuity is a third option the parties intended in the event that neither the Merger nor Technology Transaction took place. But, neither of the Agreements states this is so. The Merger Agreement refers to only two transactions, the Merger and Technology Transfer. It provides that the Technology Transfer "shall" take place upon termination of the Merger Agreement under 6A, and further provides for the extinguishment of the License Agreement. Neither Merger Agreement nor License Agreement states that, upon failure of the Technology Transaction, the License will remain in force.

The parol evidence, clearly admissible and relevant given the documents' ambiguities, supports the conclusion that the License wasn't to be permanent. The National side adamantly insisted that it wanted equity, and would not settle for a license. The Technology Transaction was added to the Merger Agreement precisely because it honored this intent, while also satisfying Peizer's legitimate need for a deal structure giving him a non-contingent ownership interest in the Technology, necessary in order to enlist investors. The preponderance of evidence confirms that Mr. Peizer affirmed the temporary nature of the license in face to face meetings, but even if this were not so, the documents alone, as shown above, lead to the same conclusion.

Also, Xcorporeal's own characterization of transaction in its Form 8K SEC filing of August 31, 2006 [Ex 707] affirms this construction:

"If the merger is terminated, [National] will transfer all of its technology relating to its [WAK] ... to our company, and we will issue to [National] shares of our common stock."

Thus, the preponderance of evidence establishes that the parties intended the License only to be temporary, and that Xcorporeal's need for a permanent, non-contingent interest in the Technology would be satisfied by the Technology Transaction, made mandatory by the Merger Agreement in the event the Merger was terminated.

Xcorporeal makes three arguments why National is not entitled to proceed with the Technology Transaction. First, it says that National never attempted to proceed with the Transaction, thus waiving its right to do so. Second, it argues that the December 31, 2006 "avoidance of doubt" deadline barred National's right to proceed. Third, it argues that National failed to meet the conditions precedent to closing the Technology Transaction.

The first argument is unavailing. Nothing in the Merger Agreement specifies that the Technology Transaction is conditioned on a request or demand by National. Instead, the Agreement in mandatory language says the Technology Transaction shall proceed if there is a paragraph 6A termination. Paragraph 6B makes clear that the mandate stands, even if the arbitrator later concludes that the grounds for termination were invalid. The Technology Transaction is not in that instance unwound; instead there is simply a reduction in National's shares received.

Further, Mr Snukal, a credible witness whose testimony the arbitrator credits, testified that he orally requested of Mr. Peizer that the Technology Transaction proceed. And, nothing in the Merger Agreement required a written demand for this.

The arbitrator in any event concludes that Xcorporeal waived and excused any obligation National otherwise might have had, either to demand that the Technology Transaction proceed, or to do so before the December 31, 2006 drop dead date. Xcorporeal did so by initiating this arbitration December 1 seeking a judicially enforceable award enforcing the License Agreement as a standalone contract.

The filing and prosecution of the arbitration was fundamentally at odds with performance by Xcorporeal of either the Merger or the Technology Transaction. It raised at least a reasonable possibility that this tribunal would enforce the License Agreement. From the filing National could reasonably imply that Xcorporeal wouldn't make the stock transfer to National required by the Technology Transaction while the arbitration was pending. Further, the Technology Transaction required National to transfer ownership of all the IP to Xcorporeal. But if the License Agreement remained in force, as Xcorporeal contended it should, then National would retain title to the Technology. Thus, National was entitled to defer transferring title or otherwise performing its obligations for the Merger or Technology transaction pending an arbitral decision whether the License Agreement was prospectively enforceable.

Under all these circumstances Xcorporeal's filing of the arbitration demand excused National from attempting to close the Technology Transaction. For the same reasons it also excused National from complying with the December 31, 2006 deadline.

Xcorporeal also argues that the Merger Agreement was terminated by mutual consent under paragraph 8O, so 6B doesn't apply. The evidence doesn't support this claim. National and Xcorporeal did not mutually agree to termination; rather, National invoked its right to terminate under 6A. This was not an 8O termination.

Under all the circumstances the appropriate relief is an award requiring specific performance of the Technology Transaction. Specific performance is among the species of relief that National has requested. Specific performance is available where a damage remedy is inadequate. There are compelling reasons for selecting it here.

First, specific performance of the Technology Transaction is the relief the parties expressly agreed on in the Merger Agreement. Each side is empowered under 6A to terminate the Agreement for default, and the Agreement provides, if there is such a termination, not that the terminating party may sue for damages, but rather, that the Technology Transaction shall go forward. (This obligation applied to National as well as Xcorporeal. National was not entitled to terminate all relations between the parties, as it purported to do by its December 29 letter.)

Second, specific performance effectuates the key transactional objectives of both sides: Peizer's insistence on a non contingent interest in the Technology, and National's upon an equity position.

Third, damages are not an adequate remedy here, because of the high degree of uncertainty about the future of Xcorporeal and the WAK. The projections of National's expert Ms. Luna would point to a large damage award. But, as Xcorporeal emphasized on cross examination of Ms. Luna, neither National nor Xcorporeal has ever sold anything, and National has been losing money for years.

Unless Xcorporeal succeeds spectacularly, a large monetary award would in hindsight be seen to be unjust. Also, it might be a self fulfilling prophecy, defeating Xcorporeal's efforts, and perhaps the success of the WAK.

On the other hand, experience would prove a denial of damages unjust if Xcorporeal and the WAK succeed in the marketplace in the way Ms. Luna's projections anticipate.

Specific performance avoids the inadequacies of a damage remedy, by linking National's relief to the actual future performance of the WAK technology. If Xcorporeal succeeds, National will share in the success; if it fails, likewise.

Xcorporeal correctly points out that there are conditions to closing the Technology Transaction, and it argues that National has failed to meet them.

But, the arbitrator concludes otherwise. Weighing the mass of evidence presented concerning National's confirmation of its rights in the Technology, its Internal Controls, and the other conditions, the preponderance favors National. In this regard, and without detracting from Xcorporeal's witnesses, the arbitrator found the testimony of Messrs. Petillon and Singer particularly persuasive. Both sides' patent experts were impressive, but the preponderance tipped slightly in National's favor. In particular, Xcorporeal's criticisms of alleged flaws in National's intellectual property ring hollow, in light of Xcorporeal's pugnacious assertion of its right to an exclusive license, in perpetuity, to use and exploit National's Technology. Likewise, Xcorporeal complains of flaws in National's due diligence, but Xcorporeal never exercised its right of unilateral termination based on unsatisfactory due diligence (6A1).

Further, to the extent there are any yet-unfilled conditions to Closing the Technology Transaction, Xcorporeal's initiation of the arbitration suspended National's obligation to complete performance of the conditions while awaiting a ruling on Xcorporeal's claim that the License Agreement should supplant the Technology Transaction. Since Closing hasn't yet occurred, the "drop dead" date has been excused, and National therefore remains able to cure. And, the arbitrator has jurisdiction to supervise the Closing.

Xcorporeal also argues that National waived its right to specific performance by failing to plead it earlier. But, National now seeks this relief. Pleading requirements are minimal in arbitration, and leave to amend, as in court, is freely granted in the interests of justice. Xcorporeal hasn't shown and can't show any substantial prejudice from the allowance of this theory. And, the arbitrator didn't intend, in denying the motion to amend, to definitively assess or resolve the propriety of specific performance on its merits. The ruling, quoted above, expressly contemplated and reserved the possibility of a specific performance remedy. The arbitrator was in no position to definitively assess whether specific performance ultimately should be considered without first hearing the evidence.

The evidence offered at the hearing did not satisfactorily resolve the question whether Operations now holds the Technology or the monies raised by Peizer for Xcorporeal. If either the Technology or monies have been transferred to New Xcorp, then the arbitrator will order that entity made a party to the arbitration for purposes of implementing the contemplated relief. Also, the Technology Transfer was intended to provide National with publicly traded shares. If Old Xcorp/Xcorporeal Operations is no longer a public company, then National must receive shares in New Xcorp to effectuate the intent of the Technology Transaction. These issues will be addressed in the subsequent proceedings contemplated below.

Fraud. National alleges that Peizer fraudulently induced National to enter the Merger Agreement. National fails to prove its claim by a preponderance of evidence. Peizer's alleged statements that the License Agreement was temporary are consistent with a non-sinister explanation: an optimistic expectation that either the Merger or the Technology Transaction would close. Further, the statements are consistent with the proper construction of Merger Agreement and License Agreement, as propounded above. Those documents frame a license that is indeed temporary, just as Peizer is alleged to have affirmed.

Xcorporeal's ability to later make a contrary argument lies in the License Agreement's inconsistent provision for royalties continuing upon termination of the Merger Agreement. This provision was there in the documents all along, for National and its expert counsel to see. Mr. Singer was honest enough to admit that it simply was overlooked. Xcorporeal's seizing on that language later to pursue its standalone license theory is not tantamount to proof that it intended from the outset to deceive National, as is required for fraud. That proof is absent.

Further, National was represented throughout the transactions by experienced counsel. Both Agreements contained integration clauses providing that prior oral representations were superseded by the writings. Messrs. Snukal and Berezovsky each were experienced business men.

National fails to prove either actionable misrepresentations or justifiable reliance.

Its claims for fraud and rescission are respectfully rejected.

Other Tort Claims. National's remaining tort claims all rest centrally on the theory that Xcorporeal's activities as an entity separate and distinct from National harmed National's interests. The gist of these claims is that Xcorporeal misappropriated or converted the Technology for Xcorporeal's use, and interfered with National's contracts with its employees.

But, the whole point of the transaction was to transfer National's Technology, know-how, and personnel to Xcorporeal. Xcorporeal wasn't stealing National's Technology, or intentionally interfering with its agreements with personnel. It was simply doing that which, under any of the possible constructions of the Agreements, all parties intended. And, even after National purported to terminate all variants of the transactions, Xcorporeal had a legitimate belief that it was proceeding under rights established in the License Agreement (it has taken the arbitrator weeks of hearings and hours of parsing the two Agreements to untangle the parties' rights. Xcorporeal's belief that the License Agreement trumps, though rejected here, was not frivolous or in bad faith.)

In any event, the relief provided for above cures any damages flowing from the alleged torts. National is restored to its full ownership interest in the Technology, and regains the benefits of that interest, including the fruits of the work of its former employees, and the efforts of Dr. Gura and Xcorporeal to use and exploit the Technology.

National's tort claims are respectfully rejected.

Punitive Damages. In light of the foregoing rejection of National's tort claims, there is no basis for punitive damages. Further, assuming for argument that one or more torts were proven, the proof is not clear and convincing (Civil Code section 3294), nor has National shown malicious, oppressive, or despicable conduct of the kind required for punitive damages.

Gura's Claims. Gura claims that National breached its employment agreement, essentially by demoting him, and then denying him compensation due for the remaining term of the agreement, through 2008. But, Gura was to become an employee of Xcorporeal upon consummation of the Technology Transaction, which will now proceed by arbitral decree. And, National was to cease to exist as an active entity, all its personnel and technology having been transferred to Xcorporeal.

Gura's counterclaim is rejected.

Other Claims. Defenses. Motions, And Arguments. The First Interim Award rejected claims, defenses, motions, and arguments not expressly discussed therein.

Further Proceedings. The First Interim Award noted that further evidence would be required to implement the award of specific performance, including the following:

—How many shares should National receive to achieve the 48% level specified in the Merger Agreement?

—Should the shares be those of New Xcorp, or Operations?

In order to answer the second question, and perhaps the first, at least two further questions may need to be answered:

—Is the Technology presently held by New Xcorp or Operations?

—Is the remaining balance of the funds raised by Peizer held by New Xcorp or Operations?

In addition to the foregoing, National was found to be the prevailing party in the arbitration, and entitled to recover its attorneys' fees and costs. ..

The First Interim Award was expressly stated to be an interim award, not intended to be subject to a motion to confirm.

Second Interim Award

A Second Interim Award was issued August 4, 2008, following supplemental briefing and a hearing July 28, 2008, (James Turken and Chanda Hinman appeared for Xcorporeal and Peizer, John Hersey and Scott Lieberman for Dr. Gura, and William Chertok, Christopher Dueringer and Rosario Vizzie for National.)

The Second Interim Award first ruled on Xcorporeal’s requests for reconsideration of certain aspects of the First Interim Award, then proceeded to address additional issues concerning the specific performance remedy decreed in the First Interim Award.

The statement of reasons in the Second Interim Award was substantially as follows.

Challenges To First Interim Award.

Excuse of National’s Obligation To Perform By December 31, 2006. First, Xcorporeal argues that National never raised during the arbitration the notion, central to the First Interim Award, that Xcorporeal's filing of this arbitration proceeding excused National’s obligation to proceed with the Technology Transaction. This is correct only in a narrow sense. National argued that Xcorporeal had committed an anticipatory breach of the Merger Agreement. The arbitrator concluded that the filing of an arbitration demand, explicitly permitted by the Merger Agreement, could not constitute an anticipatory breach.

But, the relief that Xcorporeal sought, namely a declaration that the License Agreement should govern the parties’ relations in perpetuity, strongly evidenced that Xcorporeal would not consummate the Technology Transaction—all as carefully explained in the First Interim Award. There is no credible evidence that Xcorporeal was prepared to transfer 48% or more of its shares to National during the pendency of this arbitration in which Xcorporeal sought a decree entitling it to the Technology in perpetuity without giving up any shares. And, it would have been wholly unreasonable to expect National to proceed with the Technology Transaction, and deliver ownership of its technology to Xcorporeal, while Xcorporeal was pursuing an arbitration decree enforcing the License Agreement, an entirely different arrangement which National (correctly) believed to be contrary to the Merger Agreement, and which, if enforced, preserved title to the Technology in National.

Contract conditions can be excused by conduct inconsistent with performance, and there hardly can be a clearer example of conduct inconsistent with intent to perform than Xcorporeal’s filing of the arbitration demand was with any alleged intent to carry out the Technology Transaction by December 31, 2006.

Pleading Of Specific Performance Remedy. Next, Xcorporeal suggests that National never pleaded a claim for specific performance. Again, this is correct only in a narrow and technical sense. By pretrial motion, brought and heard before the arbitration, National sought to amend its demand to include a claim for specific performance. If the arbitrator's denial of leave to do so means, in a technical sense, that such a claim was "never pled," then Xcorporeal's suggestion is correct. But Xcorporeal’s implication that the arbitrator invented a remedy never proposed by National is incorrect. And indeed, as explained in the First Interim Award, the order denying leave to amend expressly reserved the right to consider a specific performance remedy, and one that bound New Xcorp, if proof at the trial warranted these steps.

Termination By Mutual Consent. Xcorporeal renews the argument that what really occurred here was a termination by mutual consent under section 8.0 of the Merger Agreement. The Agreement gave each side the right to terminate for various reasons, and specified distinct remedies for a termination on specific contractual grounds. Xcorporeal's interpretation would undermine those remedies by allowing, for example, a party who was terminated for default to defeat the remedies for default simply by "agreeing" to the termination after the fact. This is an unreasonable construction of section 8.0, and one which undermines other rights in the Agreement, contrary to the rules of construction requiring that all parts of a contract be given meaning, and that different parts be read in harmony with one another. Reasonably construed, section 8.0 was intended to apply where the two sides sat down and mutually consented to terminate the Agreement, on terms acceptable to each. There is no evidence that National intended, in terminating the agreement, to forgo the rights conferred upon it under section 6 of the Agreement, or that the termination was one by mutual consent.

Specific Performance Issues.

Can New Xcorp Be Bound By The Award?   Under the Merger Agreement, National was to receive shares in the old, publicly traded Xcorporeal entity. It was not certain that National’s shares would be publicly tradable; that depended upon the filing of a registration statement and approval by the Securities And Exchange Commission. But there was a reasonable probability that the shares National was to receive would be publicly tradable.

The Merger Agreement says “This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.” (8(C).) New Xcorp’s public filings describe its business in precisely the same terms as did Xcorporeal’s: “We are a medical device company developing an innovative extra corporeal platform that may be used in devices to replace the function of various human organs.” All Xcorporeal shareholders, officers, and directors became New Xcorp’s shareholders, officers, and directors. New Xcorp's articles and bylaws are identical to the old entity’s and Mr. Peiser was the principal (67%) shareholder of the new entity, as he was of the old. (He evidently has since sold shares, reducing his interest to 42%.)

A “successor” is defined as: “A corporation that, through amalgamation, consolidation or other assumption of interests is vested with the rights and duties of an earlier corporation.” (Black’s Law Dictionary. 7th Ed., p. 1446)

Xcorporeal shareholders swapped their stock for share in New Xcorp. Operations got the Technology and the money. Together, New Xcorp and Operations beneficially own and control the same assets as Xcorporeal, and conduct the very same business. The shareholders, officers, and directors of New Xcorp are the same as those of Xcorporeal. A strong preponderance of evidence shows New Xcorp to be a “successor” of Xcorporeal within the meaning of the Merger Agreement.” The arbitrator so finds.

Xcorporeal argues that New Xcorp did not exist at the time the arbitration commenced nor at the time of the underlying transactions, was not a party to the Merger Agreement, was not a party to the arbitration, is not bound to arbitrate, and is beyond the arbitrator's jurisdiction. Xcorporeal says that National is entitled at most to receive the non-publicly traded shares of Operations.

All of these arguments are rejected. At the time the arbitration was commenced, and today New Xcorp’s personnel, assets, and shares all were part and parcel of Xcorporeal, and all were subject to arbitral jurisdiction. Xcorporeal could not unilaterally extricate part of itself from arbitral jurisdiction by dividing, amoeba-like, in mid-proceeding, without the arbitrator’s consent, and in the face of the Merger Agreement’s proviso that it binds successors to its terms—including the arbitration clause.

The argument that New Xcorp is a new, distinct entity, that has not participated nor been represented by counsel in the arbitration is artificial. New Xcorp’s interests in the arbitration are completely aligned with those of Operations and Old Xcorporeal. It did not separately exist during the events which are the subject of the transaction. Further, it could have avoided any alleged arbitral detriment from its separate existence by deferring the split until the case was concluded—or, it could have acceded to, instead of opposing, National’s belated request to add it to the arbitration before the plenary hearing began.

New Xcorp is subject to jurisdiction in this arbitration.

National Is Entitled To Shares In New Xcorp. The next question is whether National is entitled to receive shares of New Xcorp as opposed to those of Operations.

This question is largely answered in the previous discussion. The Merger Agreement promises that National will receive the shares of Xcorporeal, a publicly traded corporation, with the prospect that those shares shall be publicly tradable if successfully registered. This was the consideration for the merger and the Technology Transaction. Xcorporeal could not, by its unilateral action during the pendency of the arbitration, place this remedy out of reach, by swapping its shares for those of New Xcorp, and New Xcorp cannot, as a bound successor, avoid the obligation to issue its shares to National.

Xcorporeal argues that new Xcorp has added shareholders who were not parties to the Merger Agreement whose interests will be affected by the awards and decrees in this case. But, the arbitration was already pending when these shareholders acquired their interests, and presumably, Xcorporeal made sufficient disclosures to acquaint these new purchasers with the existence and potential ramifications of the arbitration.

Xcorporeal correctly points out that its obligation under the Merger Agreement was to file a registration statement and use reasonable efforts to have the shares registered—not to guarantee registration and resultant actual public tradability. The arbitrator acknowledges this limitation and will frame the decree consistent with it, retaining jurisdiction to monitor the progress of registration and assure that reasonable efforts are employed to obtain it.

Number Of Shares National Should Receive. The Merger Agreement recites that at its date there were 10,400,000 shares of Xcorporeal outstanding. Xcorporeal’s latest briefs instead put the figure at 10,000,000. Section 6B(2) contemplated that National would receive, in the Technology Transaction, either 9,600,000 additional shares, bringing the total number of shares outstanding to 20 million, and giving National a 48% interest, or 12,480,000 additional shares, bringing the total number of outstanding shares to 22,880,000, with National enjoying a 54% interest. A proviso in section 6 B(2)(ii) stated as follows:

If the total number of... shares outstanding as of the date of this Agreement is other than ... 10,400,000, the number of... shares provided for in this section... will be proportionately adjusted in accordance with the Conversion Ratio as set forth in section lF(5)(a).

Section lF(5)(a) stated as follows:

Conversion of Shares. At and as of the Closing of the Merger, (a) all issued and outstanding Company [National] Securities ... wil l... be converted into and become validly issued, fully paid and non-assessable Shell Shares (the ratio of Company Shares to one (1) Shell Share is referred to herein as the “Conversion Ratio”), such that all holders of all Company Shares will collectively receive ... an aggregate of forty-eight and one-half percent (48.5%) of all Shell Shares outstanding as of the date hereof, adjusted for any stock splits or dividends prior to the Closing ....

National was to receive the 48% share if Xcorporeal terminated the Agreement for breach, or either side terminated under the December 1 or December 29 deadlines. (6B(2)(i).) National was get a 54% interest if Xcorporeal terminated for dissatisfaction with its due diligence, or National terminated for Xcorporeal’s breach. (6B(2)(ii).) Roughly speaking, these alternatives awarded a lower share to National if it bore the fault for failure of the merger transaction, and a higher share if Xcorporeal bore the fault. This implication is reinforced by the proviso authorizing the arbitrator, upon determining that a notice of termination was given improperly, to retroactively adjust the shares awarded to National. (The correlation between shares due and fault is only partial; for example a termination due to governmental action, not necessarily the fault of either party, would result in a higher share for National.)

National purported to terminate the Merger Agreement in its entirety when, as explained in the First Interim Award, the agreed-upon remedy was to proceed with the Technology Transaction, rather than to terminate the Merger Agreement outright (National also had the right to seek a decree in the arbitration enforcing the Technology Transaction, relief which it eventually sought). National was not entitled to terminate the Merger Agreement outright, and its notice of termination was in this respect “improper.” Therefore, under the second proviso of section 6(B)(2), National is entitled to receive only the lesser of the two alternative interests.

Under the Agreement, National’s putative share was linked to the number of shares outstanding as of the date of the Agreement, adjusted for stock splits or dividends which occurred after that date but prior to Closing. New XCorp evidently now has more outstanding shares than the 10,400,000 shares Xcorporeal had at the time of the Agreement. National’s brief asserts that New Xcorp has outstanding 14,592,472 shares. National does not urge that Xcorporeal had other than 10,000,000 shares at the time of the Agreement. Nor does it argue that New Xcorp's additional shares result from stock splits or dividends.

National proposes four possible alternate share interest awards, a 48% or a 54% interest based on shares outstanding at the time of the Merger Agreement, and a 48% or 54% interest based on the present number of outstanding shares of New Xcorp.

The arbitrator concludes that the correct number of shares to award to National is 9,230,000. This is 48% of 19,230,000 shares, the total number of shares necessary to put New Xcorp's 52% interest at 10 million shares.

The arbitrator rejects Xcorporeal's argument that National is entitled only to 48% of 10,000,000 shares. This argument cannot be reconciled with the Merger Agreement, which states that National was to receive 9,600,000 shares if Xcorporeal had 10,400,000 shares.

In summary, National is entitled to 9,230,000 shares, assuming it is otherwise entitled to a specific performance decree. This is 39% of the 23,822,472 shares Xcorporeal will have when the 9,230,000 to be issued to National are added to the 14,592,472 shares currently outstanding.

Conditions To Closing. The parties appear to agree that at least two conditions must be fulfilled prior to the Closing, each required by federal securities law. These are: an information statement and a registration statement.

There is a dispute as to when the information statement should issue. The information statement and its timing are discussed below.

In addition, there is a dispute as to whether National must comply with the other conditions specified in the Merger Agreement. The arbitrator now turns to discussion of these.

A number of the conditions in the Merger Agreement do not apply to the Technology Transaction. Among the remaining conditions which do apply, Xcorporeal argues that National cannot satisfy the following:

—National cannot certify compliance with all covenants in the Merger Agreement, because after December 31, 2006, National issued additional shares to Mr. Snukal, and incurred additional debt.

—National denied Xcorporeal access to all of National’s information during pendency of the arbitration.

—National cannot make certain representations and warranties required by the Merger Agreement, for example concerning undisclosed liabilities, insurance, and intellectual property.

—National must, but cannot, represent that there has been no “adverse change” to its business or assets.

—National is required to deliver a legal opinion.

The arbitrator’s rulings are as follows.

Xcorporeal’s conduct excused National’s obligation not to issue new shares or seek capital. Xcorporeal knew, or should have known, that commencing the arbitration prior to the deadline to close the Merger or Technology Transaction would lead to a long delay in closing either of those transactions. The arbitration demand sought a result totally at odds with either of the agreed transactions. Neither the Merger nor the Technology Transaction could close if Xcorporeal obtained the relief sought in its arbitration demand, enforcement of the License Agreement. Further, it could reasonably be foreseen that many months, perhaps several years, would be required to reach a final determination in the arbitration. By filing the arbitration, Xcorporeal signaled that it would not transfer shares to National by the December 31, 2006 deadline, and also assured that closing of either merger or Technology Transaction would be indefinitely delayed. Since Xcorporeal was not going to deliver the promised consideration for the Technology, namely publicly tradable shares, National needed another source of funds for the purpose, inter alia, of defending the arbitration.

By the same conduct, Xcorporeal excused any condition requiring National to provide Xcorporeal with unfettered access to National’s information. Xcorporeal's arbitration demand asserted, at core, that the Merger Agreement wasn’t binding. Xcorporeal could not maintain this contention and yet at the same time insist on National’s compliance with the terms of the same Agreement.

The same analysis leads to the conclusion that Xcorporeal excused the other conditions to the Technology Transaction contained in the Merger Agreement. Xcorporeal could not at the same time maintain in the arbitration that the Merger Agreement was not binding upon it, yet at the same time insist that its conditions must be punctiliously observed by National.

Further, the various other unsatisfied conditions were not and are not material. National’s warranties respecting insurance and undisclosed liabilities are not material to the Technology Transaction because Xcorporeal is not merging with National, but only receiving certain of its assets. As indicated in the First Interim Award, Xcorporeal failed to prove any material defects in the Technology, and has evidenced by its aggressive pursuit of the arbitration it's belief that the Technology is sound and valuable.

As to the condition requiring a legal opinion, the Merger Agreement specified that the legal opinion must be in the form attached as an exhibit, but no form was attached. Thus, there was no meeting of the minds as to the required opinion.

Xcorporeal points to a boilerplate anti-waiver clause in Merger Agreement, arguing that it bars the arbitrator from finding Xcorporeal has by its conduct waived or excused the conditions. A similar argument recently was heard and rejected by the California Supreme Court in the case of Gueyffier v Ann Summers Ltd, (2008), 43 Cal 4th 1179, 1182. There, the Supreme Court affirmed an arbitrator's finding that a term in a franchise agreement requiring notice of default and an opportunity to cure was excused or had been waived. The argument against excuse was stronger in that case than here, as the contract specified that the cure clause was material and could not be modified or changed by the arbitrator. The Supreme Court nonetheless held:

We conclude the Court of Appeal erred in its application of section 1286.2. Absent an express and unambiguous limitation in the contract or the submission to arbitration, an arbitrator has the authority to find the facts, interpret the contract, and award any relief rationally related to his or her factual findings and contractual interpretation. [citations omitted] The parties here having included no effective limitation in their contract, as we discuss, the arbitrator did not exceed his powers by interpreting the contract to allow for equitable excusal of the notice-and-cure condition or by making a factual finding that notice would have been an idle act. The award therefore was not subject to vacation under section 1286.2, subdivision (a)(4).

In the present case, the Agreement does not contain a clause which even attempts to constrain the arbitrator's authority to excuse performance of conditions.

Therefore, all remaining conditions are excused, save the information statement and the registration statement requirements, which are required by law.

Information Statement. As a condition to closing, the Merger Agreement requires that the parties deliver to the Xcorporeal stockholders a written information statement pursuant to Rule 14c-2 of the Rules promulgated by the SEC under the Securities Exchange Act of 1934. Subparagraph (a)(1) of the rule states as follows:

"In connection with ... the taking of corporate action by the written authorization or consent of security holders, the registrant shall transmit to every security holder of the class that is entitled to vote or give an authorization or consent in regard to any matter to be acted upon and from whom proxy authorization or consent is not solicited ... a written information statement." (emphasis added)

As is apparent from the text, the Rule applies to transactions authorized by or consented to in writing by a majority of shareholders without the necessity of a proxy solicitation or a formal meeting or vote. Where the majority necessary to authorize a transaction must be obtained by soliciting votes or proxies to vote, a similar rule applies, but the proponents of the corporate decision must hold a meeting where the shareholders vote on the proposal. In either instance, the preliminary statement is provided to the SEC, which has an opportunity to comment upon the contents. Once the SEC is satisfied, the statement is issued in "definitive" form to the shareholders.

National urges that New Xcorp has the ability to assemble sufficient votes by written consent to approve the Technology Transaction. National posits that the needed majority can be obtained by Mr. Peiser, who owns 42% of the shares, by overtures to other substantial shareholders friendly to him. New Xcorp, on the other hand, argues that Mr. Peiser lacks the ability to informally assemble a majority. If New Xcorp is correct, and the needed majority can be assembled (if at all) only by means of a proxy solicitation and a meeting preceded by notice as required by Rule 14a-3, then the meeting cannot be conducted sooner than 20 days after the proxy solicitees have been provided with a definitive information statement.

The arbitrator cannot predict whether New Xcorp can assemble the votes needed to approve the Technology Transaction, but it appears at least possible that approval might be secured either by written authorization and consent or by proxy solicitations and a shareholder meeting. The schedule set forth below accommodates both possibilities.

Request For Final Or Partial Final Award. New Xcorp argues that the arbitrator should issue a final award before a definitive proxy or information statement is distributed, apparently on the theory that the solicitees must know the outcome of the arbitration in its entirety in order to be able to cast an informed ballot. National rejoins by proposing the issuance of a Partial Final Award, citing the JAMS Rules and California cases authorizing such a remedy (e.g. Roehl v Ritchie (2007), 147 Cal App 4th 338.)

The authors of the Guide To Best Practices In Commercial Arbitration (College Of Commercial Arbitrators) advise:

“Partial final awards should be issued only when the parties arbitration agreement or applicable rules compel their use or when arbitrators have determined that the issuance of one or more such awards is reasonably necessary to the efficient resolution of the closed portions of the preceding and the dispute as a whole.” (von Kann, Gaitis, Lehrman, Juris Net LLC, 2006, at 189, emphasis added)

This is consistent with the advice of Justice Sills in the Roehl case, supra:

“If anything is confirmed by the instant appeal, it is the significance of the process of confirming an arbitration award. The time to make sure that the i's are dotted, t's are crossed, and that the award decides all necessary issues in a single, final and self-contained award is before the award is confirmed, not after. That is the best way to ensure that an arbitrator's decision is truly the end, not the beginning, of the dispute, [citation omitted]”

Neither side argues persuasively why the issuance of a final or partial final award is necessary or desirable at this time. New Xcorp’s argument that such is necessary to enable a fully informed shareholder decision is unpersuasive. The First Interim Award, together with the present Second Interim Award, sufficiently explain what the arbitrator has decided and what he intends to do. The case is not ripe for a “single, final and self-contained award.” The shape of the final relief is yet unknown, and is dependent largely on New Xcorp’s decisions and conduct in response to this Second Interim Award. Issuance of a final award at this time would simply facilitate the immediate spread of the controversy into the courts, multiplying litigation, interfering with orderly processing of the dispute in this arbitration, and raising the possibility of conflicting rulings.

The arbitrator respects the parties’ right to eventual recourse to the courts, where National may seek confirmation of the award and Xcorporeal may challenge it. But now is not the appropriate time. A final award will issue after the dispute has been completely resolved, as far as practical, in this forum.

The request for a final or partial final award is, for the time being, denied.

Schedule For Performance Of the Technology Transaction.

The parties shall use their best efforts to consummate the Technology Transaction.

New Xcorp shall advise the other parties and the arbitrator in writing and by e mail not later than August 11, 2008, at 5 p.m. Pacific Standard Time, whether it has obtained written authorization or consent of a majority of shareholders to the Technology Transaction, and, if the answer is “no”, whether it will seek majority consent by proxy solicitation.

If written authorization or consent is obtained, New Xcorp shall, not later than August 15, 2008, file with the SEC a preliminary information statement complying with the applicable Rule. New Xcorp shall file and issue to the shareholders a definitive information statement 10 days after the preliminary statement if the SEC has not provided comments, or immediately after such later time as the SEC has confirmed that it has no further comments. After the shareholders have had the definitive information statement for 20 days, the parties shall forthwith close the Technology Transaction.

If no written authorization or consent is obtained, but New Xcorp elects to pursue majority consent by proxy, New Xcorp shall file a preliminary proxy statement with the SEC by August 15, 2008. New Xcorp shall file and issue to the shareholders a definitive proxy statement within 10 days after the preliminary statement if the SEC has not provided comments, or immediately after such later time as the SEC has confirmed that it has no further comments. The definitive proxy statement shall set the shareholder meeting for a date 20 days following its issuance. If the majority of shareholders consent to the Technology Transaction, the parties shall close the Technology Transaction not later than 10 days after the shareholder meeting.

If closing occurs, Xcorp shall file a registration statement covering the shares to be issued to National within 30 days after closing, and the registration statement shall become effective within 90 days after filing.

The arbitrator may extend the deadlines specified above for good cause.

Reports. Counsel for Xcorporeal shall keep the arbitrator and the other parties closely advised of its efforts to comply with the foregoing schedule, as well as of any other developments which affect the remedial plan laid out herein. In particular, they shall immediately notify the arbitrator and National’s counsel if and as soon as any decision is made not to proceed with the Technology Transaction, so that the arbitrator can schedule an immediate hearing on the alternative relief provided for below.

Alternative Relief. If a majority of New Xcorp shareholders fail to agree to the Technology Transaction, either by means of written authorization and consent, or proxy solicitation, the following relief shall be decreed:

All of the Technology covered by the License Agreement shall be decreed to be the sole and exclusive property of National.

The arbitrator shall schedule additional hearings to address two questions: is the portable artificial kidney (PAK) technology included in within that technology covered by the License Agreement which shall refer to National, and whether National is entitled to compensatory damages and the amount of damages under these circumstances.

License In Effect Pending Consummation Of Technology Transaction? Xcorporeal asks the arbitrator to declare this to be so. Paragraph 6 of the Merger Agreement states that termination of the merger transaction terminates the License Agreement as well, but it is not clear whether the termination of the license is effective upon notice of termination of the merger, or closing of the Technology Transaction. The more reasonable construction is that the parties intended that Xcorporeal remain legally entitled to use the technology pending closing of the Technology Transaction, and so the arbitrator orders that the license will remain in effect until closing, or until the arbitrator finds that no closing will take place and that instead the alternate relief will apply.

Order On National’s Application For Attorneys Fees

In an order dated August 13, 2008 the arbitrator ruled on National’s application for attorneys fees. The order provided substantially as follows:

Legal Principles. The controlling legal rules are summarized as follows.

The analysis of an attorney's fee claim begins with determination of the “lodestar”, that is, the total numbers of attorney hours spent times the relevant hourly billing rates. The lodestar may be adjusted up or down based on the nature the case, its difficulty, the stakes involved, the skill required and employed in handling the matter, the success or failure, and other circumstances of the case. PLCM Group v. Drexler, (2000) 22 Cal App 4th 1084, 1095-1096.

The fee applicant bears the burden of documenting the appropriate hours expended in the litigation and must submit evidence in support of those hours worked. Hensley v. Eckerhart, 461 U.S. 424, at 433, 437 (1983).

As National acknowledges, “the determination of what constitutes a ‘reasonable fee’ is left to the discretion of the arbitrator.” (And see Stokus v Marsh (1990), 217 Cal App 3d 647, 656; Hensley, 461 US at 437.) An arbitrator has broad discretion in fashioning remedies:

The choice of remedy, then, may at times call on any decision maker's flexibility, creativity and sense of fairness. In private arbitrations, the parties have bargained for the relatively free exercise of those faculties. Arbitrators, unless specifically restricted by the agreement to following legal rules, *375 “ ‘may base their decision upon broad principles of justice and equity....’ [Citations.] As early as 1852, this court recognized that, ‘The arbitrators are not bound to award on principles of dry law, but may decide on principles of equity and good conscience, and make their award ex aequo et bono [according to what is just and good]. Advanced Micro Devices v Intel, (1994) 9 Cal 4th 362, 374-375

Broad adjustments in the attorneys’ fees may be made without justifying them by an hour-by-hour or line-item-by-line-item analysis:

[W]hen faced with a massive fee application the ... court has the authority to make across-the-board percentage cuts either in the number of hours claimed or in the final lodestar figure ‘as a practical means of trimming the fat from a fee application.’ Gates v. Deukmejian, 987 F.2d 1392, C.A.9 (Cal.), 1992.

The tribunal is required, though, to supply a concise but clear explanation of its rationale for departures from the lodestar. Id, at 1400.

Importantly, the tribunal should consider the degree of success attained by the prevailing party in fixing the attorneys fees:

This [results obtained] factor is particularly crucial where a plaintiff is deemed "prevailing" even though he succeeded on only some of his claims for relief. In this situation two questions must be addressed. First, did [plaintiff] fail to prevail on claims that were unrelated to the claims on which he succeeded? Second, did [plaintiff] achieve a level of success that makes the hours reasonably expended a satisfactory basis for making a fee award? Hensley, supra, at 434.

National’s Application For Fees From Xcorporeal.

The Merger Agreement contains the following fee clause:

“The expenses of arbitration, the reasonable fees and costs of legal counsel, experts, and evidence shall be awarded to the prevailing party.”

The first Interim Award found National to be the prevailing party.

National requests a total award of $3.9 million. The spreadsheet immediately below summarizes the fees and costs claimed, and those awarded. The arbitrator’s detailed explanation for the fee and cost reductions and denials follows the spreadsheet.

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SUMMARY OF NATIONAL'S FEE AND COST CLAIM
Billing Entity	Role	Amount Claimed	Amount Allowed
Bryan Cave	principal counsel	$3,208,876	$1,600,000
Jenkins & Gilchrist	additional counsel for National	$151,767	$0
JAMS	arbitration service	$75,744	$75,744
Century/Sarnoff	deposition reporters	$17,248	$17,248
Sarnoff	hearing reporters	$20,097	$20,097
ACT Litigation Serv.		$80,710	$80,710
Baker Hostetler	legal fees	$58,127	$0
Wayne Beaudoin	Rambod's counsel	$11,512	$0
Howison Arnott	legal fees	$140,546	$0
White, Zukerman	damages expert	$78,319	$0
Lee Petillon	due diligence expert	$31,947	$31,947
Lawrence Pretty	patent expert	$45,684	$45,684
Edmond Rambod	expert	$68,696	$0
Stuart Singer	expert witness	$49,244	$0
TOTAL		$4,038,517	$1,871,430

Bryan Cave. Bryan Cave was the lead counsel for National in the litigation.

As Mr. Chertok attests in his declaration, the arbitration was of great importance to National, dramatically affecting, as it will, the quantum of National’s economic return on its sole asset, the Technology.

National’s team usually present during the plenary arbitration hearing included William Chertok, Christopher Dueringer, Rosario Vizzie, and a paralegal, Kelly Daum. Two additional lawyers, David Anderson and T R Johnson, billed substantial sums on the case. The hourly rates charged for these lawyers were as follows:

Lawyer	2007 rate	2008 rate
William Chertok	$545 per hour	$605 per hour
Christopher Dueringer	$455	$515
Rozario Vizzie	$435	$485
David Anderson	$460	$515
T R Johnson	$265	$288
Kelly Daum (paralegal)	$200	$215

Bryan Cave's bills foot only with a total number of hours, and do not separately identify the numbers of hours or dollars allocable to each professional who worked in a given month. Nor has Bryan Cave generated this information and supplied it with the fee application.

Xcorpreal's opposition brief identifies some 30 or more Bryan Cave lawyers and paralegals, in addition to the principal team identified above, for whom charges appear in the bills (Xcorporeal brief, page 8). The arbitrator's spot check confirms the accuracy of this information, and National’s reply brief does not gainsay it. National has not provided a roster of these individuals nor explained their roles in preparing the case.

Bryan Cave’s charges by month were as follows:

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NQCI/XCORP

EXHIBIT B COVER SHEET

BRYAN CAVE LLP

Tab No.	DATE	INVOICE #	AMOUNT
1	1/5/07	9565944	$7,334.53
2	1/30/07	9571265	$15,477.36
3	3/8/07	9578382	$147,309.49
4	4/10/07	9584839	$79,123.77
5	6/1/07	19591583	$72,313.45
6	6/7/07	9597766	$144,157.17
7	7/9/07	9604479	$134,949.54
8	8/9/07	9611324	$130,283.58
9	9/10/07	9618036	$131,095.73
10	10/10/07	9624525	$140,497.43
11	11/8/07	9631509	$165,893.15
12	12/7/07	9638865	$140,579.92
13	12/27/07	9643750	$180,927.99
14	1/31/08	9650801	$159,658.63
15	3/7/08	9658614	$376,519.62
16	4/11/08	9666683	$511,155.36
17	5/9/08	9673449	$179,438.27
18	6/6/08	9679261	$262,319.74
19	6/25/08	9683337	$22,203.85
20	7/25/08	9690717	$156,691.17
21	N/A	Not yet finalized	$169,338.29
TOTAL			$3,327,267.40

EXHIBIT B

Numerous entries in the Bryan Cave bills relate to a “Ringtail data base”, heretofore unknown to the arbitrator, and not described or explained in the fee application.

The JAMS Comprehensive Rules governed the arbitration, and those permit only limited discovery. Xcorporeal consistently opposed National’s efforts to expand discovery. Also, as far as the arbitrator knows, only four depositions were taken in the case—the one per side allowed by the JAMS Rules as a matter of right, plus two more authorized by the arbitrator on National’s motion (November 12, 2007 order.) And, as far as the arbitrator is informed, no interrogatories were propounded or responded to. There was, however, substantial document production discovery.

The actual arbitration hearing occurred over 13 days in February of this year. The Bryan Cave charges for the hearing time appear in its April 11, 2008 statement and total $511,155 (Bryan Cave evidently bills for a month’s work early in the second month following that in which the services were rendered). Post hearing bills dated as of May, June and July, 2008, with an accrual for services “not yet finalized” have totaled nearly $800,000.

Of the $3.2 million billed, National has to date paid $1.7 million.

Xcorporeal vigorously challenges National’s claim, expressing “shock” at its “obscene” size. Xcorporeal has not offered evidence, though, of the amounts it spent on legal fees for the arbitration. Xcorporeal argues that National should be awarded only $400,000, not $4 million, in fees and costs. The arbitrator infers from the foregoing that Xcorporeal’s fees are substantially lower than the “obscene” $4 million level, but much more than the $400,000 it advocates be awarded to National.

Three principal reasons justify the arbitrator's substantial reductions in the fees claimed, as reflected in the foregoing spreadsheet.

First, National’s success in the arbitration has been only partial, and this is directly relevant to the question of the quantum of attorneys’ fees which should be awarded. PLCM Group, supra; Hensley, supra. National sought eight or nine figure damages, but was awarded none. As pointed out in the first Interim Award, neither National nor Xcorporeal has ever earned a dime, and the prospects for future earnings are highly uncertain. Further, National asserted claims for fraud, interference with contract, and other torts, all of which were rejected. This lack of success warrants a substantial reduction in the sums claimed.

The second reason for a dramatic reduction in fees is that the quantum of fees measured against the work done indicates that it is not reasonable to shift all the fees to Xcorporeal.

The arbitrator does not question the quality nor thoroughness of the work done by the Bryan Cave lawyers. Further, the hourly rates charged by the Bryan Cave lawyers were reasonable. There is no doubt this was a “bet the company" case for National, and a company in such straits has the right to spend generously, even lavishly, for the best lawyering money can buy.

But, the obligation of the losing party to pay its adversary’s legal fees is constrained by a requirement of reasonableness. The arbitrator finds that the fees incurred by the Bryan Cave firm exceeded the amount that can reasonably be charged to Xcorporeal.

Although the case could not reasonably be characterized as simple, nor was it extremely complex. There were basically only four parties, and two of them, Mr. Peizer and Dr. Gura, were simply key actors aligned with the two main corporate parties. The core issue in the case was resolved simply by parsing and analyzing the transaction documents, aided by the parol evidence.

Further, discovery in the case was considerably less extensive than would have occurred in court, because the JAMS Rules limited discovery, and the arbitrator enforced those limits in discovery rulings. In particular, the absence of more than a handful of depositions, and the complete absence of interrogatory discovery, should have dramatically reduced fees incurred in preparing the matter.

As noted, National has not provided a summary breakdown showing the numbers of hours spent by the various lawyers working on the case. Assuming an average hourly rate of $500, the $3.2 million billed by the Bryan Cave firm equates to approximately 6400 hours of work on the case from its commencement at the end of 2006 to the present, an interval about of about 1 1/2 years. Further assuming an annual work pace per lawyer of 2000 billable hours per year, the bills represent more than three very full years of work by a single lawyer, or a year and a half of work by two lawyers, working full time on the case. The case could have been reasonably handled with less than the equivalent of two lawyers working full time for two years.

The $511,000 billed by Bryan Cave for the month of February, the month in which the hearing occurred, equals 1022 attorney hours, assuming an average billing rate of $500 per hour. This is more than 200 billable hours per month for each of a team of five senior lawyers working full time on the case.

The bill for the work during the month preceding the hearing, the March 7, 2008 bill for services in January 2008, came to $376,519, almost as much as the month of the actual hearing. Billings during the nine months prior to January 2008 average, on an eyeball estimate, $140-$150,000, a very substantial amount in light of the relatively limited amount of discovery permitted in the case.

And, since the conclusion of the plenary hearing in February, Bryan Cave has billed an additional $800,000, during an interval when no discovery was occurring, no hearings were taking place (save a brief hearing in July), and the main activity was devoted to post trial briefing and motion work.

Overall, the arbitrator finds that the sums claimed for Bryan Cave’s services significantly exceed those which properly should be shifted to Xcorporeal under the Agreement.

A third reason for the reductions is Xcorporeal’s point that the arbitration might have been foreshortened, or terminated early, had National sought initially to enforce the Technology Transaction, rather than declaring the agreement terminated and seeking to unwind it and recover eight or nine figure damages and damages for a variety of torts as well. It is difficult to quantify the impact this might have had on litigation cost, but the arbitrator believes it would have been substantial.

In light of the three major concerns supporting reduction of fees, the lack of success on a large part of the claims asserted, the very heavy staffing and billing for the services, and the increase in expense flowing from the twenty count approach to presenting the case, a 50% reduction in the fees claimed is justified.

National is awarded $1.6 million for Bryan Cave’s services.

Jenkins and Gilchrist. This law firm provided legal advice to National in connection with the transactions, and also apparently for some early advice on the arbitration. All but a few dollars of the fees claimed are reflected in two invoices:

January 9, 2007:	$85,946
February 26, 2007:	$65,928
Total:	$151,767

The entries in the January bill relate to Xcorporeal’s newly filed arbitration demand. Bryan Cave during this same time frame already had commenced advising National on the arbitration, and in January 2007 its efforts were in full swing, as evidenced by its March 8, 2007 bill for $147,309 for time in January. This is the same period for which Jenkins billed $65,928, in its February 26th bill.

National’s application does not address nor attempt to eliminate the duplication between the two bills, and it is National’s burden to demonstrate reasonableness. Prima facie it was not necessary to have two large National law firms billing for large monthly numbers at the outset of the arbitration, when no discovery had begun.

In light of the very extensive work performed on the case by Bryan Cave, the arbitrator finds it would be unreasonable to shift the additional Jenkins attorneys’ fees to Xcorporeal.

JAMS Arbitration Fees. The agreement required arbitration before JAMS, and these fees therefore were unavoidable. National is awarded its share of the fees.

Century/Sarnoff Deposition Charges. There is no objection to these costs, and they are awarded.

Sarnoff Court Reporters, Hearing Transcript. There is no objection to these costs, and they are awarded.

ACT Litigation Services. The costs appear to be for document copying and processing. There is no objection to them, and they are awarded.

Baker Hostettler LLP. The services charged for are mainly embodied in two invoices, one dated March 10, 2008, for $24,713, for document review and like work done by Mr. Beaudette in May 2007, and the other also dated May 10, 2008, for $28,105 for 51 hours of Mr. Berg’s time, some forty hours of which is simply described as “review documents for testimony.”

As to the former bill, Bryan Cave billed National $134,949 (7/9/07 bill) for representation in the litigation in May 2007; no explanation is proffered why it was reasonable for Jenkins to bill National in March 2008 for routine litigation work done nearly 10 months earlier and at a time when Bryan Cave’s large team was in high gear.

And as for the second invoice, Mr. Berg evidently spent an entire billable week reading documents to prepare for his testimony. Mr. Berg was a percipient witness whose testimony was available to National without paying for it, by deposition if necessary (the JAMS Rules permit depositions of those who can’t be compelled to appear at the hearing.) While National was perfectly entitled to pay Berg for time preparing to testify, this is not a reasonable item to shift to Xcorporeal.

The Baker fees are disallowed.

Wayne Beaudoin. Mr. Beaudoin was the attorney for Dr. Rimbod (an expert for National—see below) who insisted on having counsel as a condition for giving his testimony. National seeks $11,512 for his services.

It is not usual, customary, or reasonable for a party’s expert to insist on having counsel before taking on his assignment (for which he billed and collected substantial compensation), nor for adversaries to be required to pay for such counsel.

These fees are denied.

Howison Arnott. Steve Greenfield is a lawyer with the Howison firm. Greenfield was involved in the IP due diligence, and testified extensively as a witness during the hearing. National seeks to recoup $140,546 in fees charged by Howison, almost entirely for Greenfield's services.

National’s application identifies the sums sought as "legal fees and costs." This suggests that Greenfield's fees are sought as legal fees, but Greenfield's main role appears to have been as a percipient witness to the transaction due diligence. National also may have elicited some expert testimony from Greenfield.

The largest month’s billing claimed is $67,736 in fees and $5,803 in costs incurred during the interval January 19 to February 22, 2008, the interval during which the hearing occurred. Howison’s bills contain no hourly detail, only single daily entries. Nor do they indicate the hourly rate charged for Mr. Greenfield’s services. Assuming an hourly rate of $500 per hour, Greenfield spent 135 hours during the month under discussion, or nearly full-time on the case. This might be a reasonable expense to shift to Xcorporeal were Greenfield functioning in the role of expert. But, National does not identify his testimony as expert testimony, and already had a highly qualified patent witness in Mr. Pretty. To the extent Mr. Greenfield was simply a witness, National was entitled to his testimony without paying him $140,000, though doubtless he was better prepared after spending the substantial amounts of time he was paid to spend reviewing documents etc. And, if Greenfield fees are sought as legal fees, it is not reasonable to shift these costs in light of the very substantial sums being charged by Bryan Cave for its large litigation team.

The arbitrator will not award these fees.

White, Zukerman. These charges are for Dr. Luna’s expert testimony on damages. Dr. Luna is a well qualified expert, and it was appropriate for National to hire her and offer her testimony.

But, the testimony was not necessary for a specific performance case, and the arbitrator ultimately rejected the testimony in light of the evidence that neither Xcorporeal nor National has as yet never made a single sale of any product nor earned a singles dollar based on the Technology.

Therefore, these fees are rejected.

Lee Petillon. Mr. Petillon was National’s expert on due diligence. National seeks to recover $31,947 paid for his services.

Mr. Petillon is a well credentialed expert whose testimony was credible and important to National’s success in the case, and whose charges are eminently reasonable, particularly when contrasted with some of the other bills discussed in this order. These fees are awarded.

Laurence Pretty. Mr. Pretty was National’s expert on patents. Like Mr. Petillon, Mr. Pretty is a highly credentialed and believable witness whose testimony was material to the decision. Like Mr. Petillon’s fees, Mr. Pretty’s $45,684 of charges are reasonable, and are allowed.

Dr. Edmund Rambod. Dr. Rambod was National’s expert on the similarities between the WAK and PAX technology. This work was sensible for National to prepare and offer in light of the parties’ dispute as to whether the latter technology is derivative of the former. The evidence, however, is not necessary to a specific performance remedy which, if carried out, will give National a share in both technologies. Accordingly, the request for these fees is denied, without prejudice to renewal if the Technology Transaction cannot be closed, the arbitrator is called on to address return of the Technology to National as an alternative remedy, and a supplemental fee and cost application is presented.

Stuart Singer. National seeks $49,244 of “expert fees and costs" for Mr. Singer's services. Although detailed information is provided regarding Mr. Singer's expenses, the description of his fees for services is limited to two lines, one in the January 2008 statement, the second in the February, 2008 statement as follows:

Fees (six days) $20,040

Fees (five days) $19,200

This summary description does not remotely meet the standards the courts have required for evidentiary support for fee applications.

Like Mr. Greenfield and Mr. Berg, Mr. Singer’s main role was as a percipient witness. The arbitrator recalls Mr. Singer as a well-credentialed, credible witness whose main contribution to the evidence was his concession that a mistake was made by his firm (Jenkins & Gilchrist) in failing to appreciate and correct the inconsistency between the Merger Agreement and License Agreement which is detailed in the first Interim Award and which arguably was the genesis of this litigation.

This claim is not properly documented, and probably would not be reasonable to shift to Xcorporeal even were the documentation in order. National provides no explanation why these fees should be recoverable.

These fees are denied.

National’s Fee Claim Against Dr. Gura; Gura’s Against National.

National seeks approximately $100,000 in fees and costs from Gura, and Gura, $600,000 from National. National states it would not have pursued fees from Gura but for learning that he would seek an award against National.

National asserted a variety of claims against Gura, including breach of fiduciary duty, theft of trade secrets, and intentional interference with contract, if the arbitrator's memory serves. These claims were all rejected on the premise that the remedy selected by the arbitrator, specific performance, would mitigate any damage flowing from the alleged torts. The arbitrator did not find Gura to be the prevailing party on these claims, nor did he find him “blameless," as asserted in his attorney's fee application. There was credible evidence that he in fact breached its fiduciary duties, and statements he made suggested he intended a vendetta against National.

Further, Gura’s counterclaim for breach of his employment contract was rejected.

Under all the circumstances, and exercising his discretion and equitable power, the arbitrator finds that neither side, as between National and Gura, was the "successful" side or the prevailing party. Therefore, neither side is entitled to recover attorneys’ fees from the other, and both sides’ applications are denied.

Events Subsequent To First And Second Interim Awards
And Order Re Fee Application

Following issuance of the Second Interim Award, and of the fee order, Xcorporeal worked for months to prepare for issuance of an information statement or proxy statement, necessary to seek the approval of the majority of its shareholders to proceed with the Technology Transaction. But, as explained above, drafts of information and proxy statements must be submitted to the SEC for comment before they go out, and so long as the SEC has comments, as a practical matter an information or proxy statement cannot be issued.

In the course of this process, it has emerged that National cannot or will not satisfy a key remaining concern of the SEC, namely, providing assurance that National will not promptly sell the Xcorporeal shares after it receives them.

In its October 22, 2008 preliminary information statement to the SEC, National advised that “our business plans may, but not necessairly [sic] will, include partial or full liquidation of our assets.” National’s rights to shares, damages, or other relief arising from this arbitration are its principal asset.

After a hearing January 27, 2009, when the arbitrator learned that National’s possible post-transfer liquidation of the stock was holding up the Technology Transaction, National on January 28th provided Xcorporeal with an “investment intent” letter stating that National intends to hold the stock. But then, on February 13th, National submitted an amended information statement to the SEC which repeated verbatim the statement that its “business plans may, but not necessairly [sic] will, include partial or full liquidation of our assets.”

Predictably, this caused the SEC pause, and its comments of February 29th stated:

“From your disclosure ... it appears that you have not decided what to do with the X shares that you receive ... and that you might liquidate them .... Please tell us how your intention to hold the Xcorporeal securities mentioned in your letter to Xcorporeal dated January 28, 2009 is consistent with Investment Company Act Rule 3a-2 which provides that a company may not have the intent to be engaged in such investing.”

The parties now agree that there is little if any prospect that the SEC will ever withdraw its comments and allow the Technology Transaction to proceed.

In light of this development each side asked the arbitrator to order alternative relief. Briefs were filed setting out the parties’ proposals and defending them, and a hearing was had April 3, 2009.

At the beginning of the hearing, the parties agreed that the arbitrator could preside over a mediation. The arbitrator agreed to do so after the parties agreed, on the oral transcript, that such service would not disqualify the arbitrator from making a final, binding decision if the mediation was unsuccessful, as it proved to be. The mediation was then terminated, and the arbitrator returned to consideration of the proposals for alternative relief.

National’s proposed alternative relief is the return of all technology to National, with all Xcorporeal’s and New Xcorp’s rights therein cancelled, plus payment of expenses, licensing fees, and attorneys’ fees.

Xcorporeal counters with two proposals.

Under each proposal Xcorporeal would receive a perpetual exclusive license to the WAK and PAK technology. In consideration of this license, Xcorporeal offers two alternate considerations.

Under the first alternative the arbitrator would order Xcorporeal to issue 39% of its shares to National, but escrow the shares with the arbitrator for at least a year to assure they aren’t promptly resold.

Under Xcoporeal’s second proposal, the arbitrator would order that National is entitled to 39% of Xcorporeal’s net income, including 39% of any extraordinary income, such as from a sale of Xcorporeal’s assets, and/or 39% of any stock Xcorporeal might receive in consideration of a merger.

In fashioning alternative relief, the arbitrator is mindful of his power to make his award “ex aequo et bono”, or “according to what is just and good” (see p. 34, supra).

The arbitrator adopts Xcorporeal’s second proposal. Xcorporeal shall receive a perpetual exclusive license to the WAK and PAK Technology. National shall be awarded a freely assignable right to a royalty of 39% all net income received by Xcorporeal. This relief comes close to achieving, if not completely achieving, the economic results and equitable sharing of risk and reward that the parties intended in the Technology Transaction and that the arbitrator intended in granting specific performance, as explained at length above. The royalty is far more than the seven or eight percent which National would have received under the License Agreement, had Xcorporeal succeeded in arguing that the License Agreement was paramount.

National objects to this relief on several grounds.

First, it says the Second Interim Award provided that the alternative relief, if the Technology Transaction couldn’t close, was the return of all the Technology and extinguishment of Xcorporeal’s rights in it. But, the condition for this relief was Xcorporeal’s obstruction of the Technology Transaction:

“If a majority of New Xcorp shareholders fail to agree to the Technology Transaction, either by means of written authorization and consent, or proxy solicitation, the following relief shall be decreed: All of the Technology covered by the License Agreement shall be decreed to be the sole and exclusive property of National.”

This was intended to induce Xcorporeal’s majority shareholders to approve the Technology Transaction, and to penalize them if they did not. But now, instead, consummation of the Technology Transaction has been prevented not by Xcorporeal, but because of National’s conduct, and/or its poor financial condition.

It was not and is not the arbitrator’s intent to unwind the transaction because National has prevented it. The arbitrator would in effect be granting National the rescission relief previously denied, despite his conclusion that there was no fraud, and despite the fact that National itself has become the impediment to specific performance of all terms of the Technology Transaction.

For the same reasons, the arbitrator declines to award damages to National as alternate relief.

National argues that its financial instability results from delay caused by X’s initiation of the arbitration. But, the weight of evidence shows that National was in dire financial straits before it entered the agreements with X. Indeed, it was those circumstances which induced it to do so.

Further, as the arbitrator has repeatedly noted, National itself has contributed substantially to escalating and prolonging the litigation. Xcorporeal’s demand in arbitration simply sought a declaration regarding whether the License Agreement trumped the Merger Agreement. Whether successful or not, that declaration would have not have destroyed all rights in the transaction of either party.

In contrast, National then greatly raised the stakes. Instead of simply seeking its own declaratory award enforcing the Technology Transaction, the alternative provided for in the Merger Agreement, National counter-claimed for rescission based on fraud, exposing Xcorporeal to loss of all rights to the Technology, despite the $29 million Xcorporeal had invested. More than a year elapsed before National finally added a request for specific performance.

National argues that a 39% income share is less valuable than an equity interest. It argues it won’t share in the upside if the products turn out to be a success. And, it won’t have the liquidity that stock might confer. There are several compelling answers to these points. First, the current prospects for a substantial upside are, as shown by all available evidence, very dim. There probably will never be such an upside for either of the contending entities. Second, if the products are brought to market, and prove a commercial success, National will enjoy a pro rata share of the increased profits, of the proceeds of any asset sale, and of the stock obtained in any merger. Third, if the products are a success, National may be able to monetize its interest by selling or assigning it. The 39% royalty right which the arbitrator will confer will be freely assignable.

Also, National itself has provided substantial reason to doubt the sincerity of its professed desire for an equity interest. As detailed above, its vacillation as to whether it would keep or liquidate shares received in the Technology Transaction is the very reason why that Transaction can’t now proceed on the agreed terms.

The arbitrator has wide equitable powers to fashion relief here. He could consider transferring the WAK technology back to National, leaving the PAK with Xcorporeal. Xcorporeal’s 10ks indicate that developing the PAK has been Xcorporeal’s focus, and that it is uncertain whether it will continue developing the WAK. Such a remedy arguably would carry out the concept of an equitable sharing embodied in the Technology Transfer, and it would fulfill National’s stated desire for an equity interest in these products.

But, there are several difficulties with the concept. First, no valuation evidence is available to confirm whether a WAK/PAK division is equitable. Second, despite Nationals’ stated desire for an equity position in the future of the WAK line, liquidating the Technology assets is the most likely course of action, perhaps the only feasible course here, for either National or Xcorporeal. That is Xcorporeal’s explicit view, and it is implicit in National’s statements to the SEC about liquidating. Both companies are near to insolvency. And, given the likely need to sell the assets, common sense, as well as evidence produced by Xcorporeal, suggests that much more value can be realized if WAK and PAK are sold together, as Xcorporeal has been exploring doing.

So, the idea of returning the WAK technology to National is rejected.

Licensing Fees. Expenses. National asserts that it is entitled, in addition to the fees previously awarded, to recover royalties accrued under the License Agreement during the pendency of the arbitration, and expenses it has incurred developing its intellectual property. The basis for this claim is the arbitrator’s finding in the Second Interim Award (see p. 34 above) that the parties intended the license to remain in effect pending closing of the Technology Transaction.

It does not follow that the parties intended, or that the arbitrator intended, that the License Agreement, or the obligation to pay the royalties it specified, should continue in force pending consummation of the Technology Transaction. The consideration to National for that transaction was to be its equity share in the enterprise, not the royalties provided in the License Agreement. The royalties sought are compensation above and beyond what National was or is entitled to under the Technology Transaction.

Likewise, National is not entitled to the expenses claimed. Under the Technology Transaction Xcorporeal was to receive exclusive rights to the technology, including all rights to develop it. National had no remaining right to work ahead on the IP, then charge those expenses to Xcorporeal. Further, even assuming for argument that the License Agreement remained in effect while the arbitration was pending, that Agreement authorized National to incur expenses in developing or maintaining the IP only if Xcorporeal requested it to do so. There is no evidence of such a request.

Further, under all the circumstances here, it is not equitable to impose additional liabilities on Xcorporeal at this time. The attorneys fees, and costs awarded to National here are substantial and a major burden on Xcorporeal in its present financial condition. And, if Xcorporeal succeeds in selling the technology for an eight figure sum, as it hopes, National will receive an additional multi-million dollar compensation, in the form of the royalty provided for in this Award.

The application for interim royalties and expenses is denied.

Finally, National is not entitled to recover additional attorneys fees incurred during the proceedings post the Second Interim Award, as it has not succeeded in obtaining any additional relief.

Partial Final Award. The parties are entitled to a judgment as follows.

Xcorporeal and New Xcorp shall have a perpetual exclusive license in the WAK and PAK Technology, and any other Technology transferred under the Technology Transaction. National is awarded a royalty of 39% of all net income, ordinary or extraordinary, received by Xcorporeal, and shall distribute to National 39% of any shares received in any merger transaction. National’s interest as licensor shall be freely assignable.

Xcorporeal shall pay National the attorneys’ fees and costs previously awarded, in the sum of $1,871,430.

The arbitrator shall retain jurisdiction to supervise specific performance of the obligations decreed in this Award, including but not limited to any dispute over the manner of calculation of the royalty decreed above.

This is a Partial Final Award, intended to be subject to confirmation by a competent court.

The Case Manager, Christy Arceo, is requested to promptly issue this Award and transmit it to counsel.

Dated: April 13, 2009

By:
Hon. Richard C.Neal (Ret)

Arbitrator